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FINAL TRANSCRIPT

May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

FINAL TRANSCRIPT

Conference Call Transcript SCIL - Q1 2005 Scientific Learning Earnings Conference Call Event Date/Time: May. 31. 2005 / 2:00PM ET Event Duration: N/A

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May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

CORPORATE PARTICIPANTS

Jane Freeman

Scientific Learning - SVP, CFO

Robert Bowen

Scientific Learning - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Kirsten Edwards

ThinkEquity Partners - Analyst

Jeff Nixon

MCM (ph) - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2005 Scientific Learning Earnings Conference Call. My name is Mandy, and I will be your coordinator today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS).

On the call today, we have Robert Bowen, Chairman and Chief Executive Officer, and Jane Freeman, Senior Vice President and Chief Financial Officer of Scientific Learning. Ms. Freeman, please proceed.

Jane Freeman - Scientific Learning - SVP, CFO

Thank you.

Before we proceed, I’d like to inform you that, during the course of this conference call, we will make projections and other forward-looking statements that are subject to the Safe Harbor created by the Federal Securities laws. They include statements relating to projected levels of revenue, sales, margin, expenses, profit or loss, cash flow and other financial results and the drivers behind them, trends in the K-12 education market, including available funding, results that may be achieved by the use of our products and new product introductions. Such statements are subject to risks and uncertainties and the results may differ from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed in the call.

We will be filing a transcript of this conference call with our press release in an 8-K next week. During the call, we will be discussing booked sales, which is a non-GAAP financial measure. We believe booked sales is a better measure of current business activity than revenue and a reconciliation of booked sales, revenue, and deferred revenue is included as supplemental information in the Investor Information section of our website at www.ScientificLearning.com.

Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website. Now, I’d like to turn the call over to Bob Bowen, our Chairman and CEO.

Robert Bowen - Scientific Learning - Chairman, CEO

Thanks, Jane.

The first quarter produced strong financial results for Scientific Learning and our patented family of Fast ForWord software. Revenue was up 46% over the first quarter of 2004. This is the result of the large deferred revenue balance beginning to be recognized to revenue. In addition, the strategic pricing change that we made late in 2004 is now requiring us to recognize most of our software license sales at shipment.

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May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

Net income was $1.3 million compared to a loss in last year’s first quarter of $290,000. Fully diluted earnings per share were $0.07 versus last year’s loss of $0.02. Booked sales for the quarter were up 8% overall; this was well below our annual guidance range of 15 to 25%. However, this is our smallest sales quarter of the year and a single order can have a dramatic swing. A good example was a large, approved transaction from the Dallas Public Schools that became victim to a financial systems problem that delayed the final paperwork generation until the first week in April. This anticipated order would have placed us solidly within the range. The first-quarter booked sales results were consistent with our prior guidance, where we indicated that book sales for the first half will be down as we return to a more historical sales pattern. Sales outside the K-12 market continued to show strength and were up 28% for the quarter. Deferred revenue was up 20% over last year’s first quarter.

We also completed the restatement in mid-February with no impact or loss of focus in operating the business. We, of course, then faced the reduced cycle for completing the fourth-quarter close and year-end audit process. We released these results in mid-April. We then immediately entered another reduced cycle for closing the first quarter and completing the review process. As part of our closed process, we discovered a classification problem between the short and long-term deferred revenue balance. The problem was primarily from one large transaction in 2004. While we find any accounting errors unacceptable, it is important to keep in mind the compressed closed cycles our accounting team and audit partner have faced over the past three quarters. The magnitude of the change in our revenue-recognition practices, the fact that the restatement, including periods back to 2000, and the shortened time periods for closing our books and completing the audit process for the last three quarters, have greeted a very unusual and pressure-packed environment. We are anticipating the second-quarter close process will allow a normal period for closing our books and completing the review process with our auditors. With this time and the continued improvement in our processes and controls, we are hopeful the significant progress we’re making will be evident. While we did not elect to put the business in this situation, we are committed to getting back to a normal filing and reporting pattern as quickly as possible. We appreciate your patience and support for Scientific Learning during this challenging period.

During this tough period for our accounting legal team, we continue to make solid progress on our three key strategic and operational goals -- first, making our growing and unique family of Fast ForWord software an accepted solution in the mainstream reading intervention market; second, increasing the productivity of our direct sales organization while adding more sales capacity; and third, continuing to build our scientifically-based research differentiation.

One of the keys to establishing Fast ForWord software as a successful reading intervention solution is focused on improving implementation effectiveness. This requires that district and school personnel are well-trained and committed to following Best Practices that could produce life-changing results for struggling readers. The challenge for the business is to sell and deliver more services with each transaction while the same time generating acceptable margins that will allow us to sustain these service and support levels over time. Progress on this front can be seen in the fact that our service and support revenues for the quarter were up 36% over last year’s first quarter and margins improved from 31 to 44%.

Another important training and learning tactic for improving implementation effectiveness is concentrated on our annual customer conference. We conducted our second conference in Orlando, Florida, attracting more than 300 participants from 39 states. The largest state representation came from Florida with the largest district attendance being from the Chicago Public Schools. Keynote addresses were made by Dr. Paula Tallal, one of our founding scientists and the Co-Director of the Center for Molecular and Behavioral Neuroscience at Rutgers University, and Dr. David Sousa, a noted lecturer on the emerging neuroscience research and the impact on teaching and learning in our nation’s schools. Multiple breakout sessions were conducted over the two days by Scientific Learning staff as well as our customers. The knowledge taken from these sessions, plus the informal sharing of experiences among participants, produced an enormously positive learning environment. The evaluations from the conference were extremely positive with an overwhelming majority indicating they would be back next year bringing more colleagues. The participants also left motivated, eager and better prepared to share their learning and the power of this important body of research.

We also conducted three regional customer conferences, which were co-sponsored by local school districts. These included the Killeen Independent School District in Texas -- this is Ford Hood, the Chicago Public Schools, and the Washington Local School District in Toledo, Ohio. These sessions attracted more than 200 customers. Additionally, we completed our annual Visionary Conference focused primarily on our private clinicians. All four of our founding scientists made major presentations at this important conference. We had a sizable increase in attendance with more than 100 participants from across North America.

Sharing our compelling message with more educational leaders is critical to broadening the acceptance of Fast ForWord as a mainstream reading intervention solution. Having credible, well known educational leaders join us as educational advisers is an effective way to reduce risk for decision-makers and build awareness and acceptance of more than 30 years of neuroscience research on how the brain learns and most importantly, how the brain learns to read effectively. We are pleased that Dr. Richard Fairley, the former head of the Title 1 of the U.S. Department of Education, and Dr. William Cody, former State Commissioner of Education in Kentucky and Louisiana, have joined our team of distinguished advisers. These advisers consult with us in all areas of the business as well as assisting in providing access of top educational

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May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

leaders across the country. They represent us in all major education gatherings and serve as co-sponsors for our Executive Forums where our scientists share this important and compelling body of neuroscience research. We conducted two Executive Forums in the first quarter attracting more than 50 top educational leaders. Additionally, our founding scientists, Chief Education Officer, Senior Commission and educational consultants made more than 30 major presentations at important educational meetings and conferences during the first quarter, reaching more than 100 educators.

We are also pleased that Dr. Bill Jenkins, one of our founding scientists and head of Product Development, along with Dr. Gary Patterson, Superintendent of Schools in East Central Independent School District in San Antonio, were invited to testify to the House Education Committee of the Texas State Legislature. This committee was preparing to pass an Act that is focused on intensive reading and language intervention for struggling readers in the Texas schools. This Act calls for neuroscience-based, scientifically validated methods, intervention or instructional tools that are proven to accelerate learning, cognitive ability and language proficiency. This Act has now passed both the House and Senate and is law. While we do not yet know the level of funding that will be allocated to this new Act, it does demonstrate the growing awareness among policymakers about the large body of neuroscience research and its potential to accelerate learning for struggling readers. Additionally, it does provide the important credibility to neuroscience-based reading and language interventions.

In the quarter, we made good progress on the three new products being released in 2005. Fast ForWord Language Basic and Fast ForWord to Reading Prep are scheduled to be released late this quarter. These products are on track. Fast ForWord to Reading 5 is scheduled for release in the third quarter and again, this product is on track. These product additions provide our customers in the K-12 market with a comprehensive reading intervention solution that complements their core and supplemental reading programs.

We also released a new automated update capability that allows Fast ForWord to be installed without touching every computer. This has tremendous cost-saving implications for our customers and us. Finally, we released an auto e-mail capability to Progress Tracker that allows information to be automatically shared with appropriate district and school personnel as well as with parents. We continue to add more function to Progress Tracker and our products. This increased functionality is focused on increasing effectiveness and ease-of-use for our customers.

We have now had more than 500,000 individuals enrolled in Fast ForWord. 3,400 schools have been licensed to use Fast ForWord software along with more than 5,000 clinics. The awareness and acceptance is growing relative to the power of the Fast ForWord intervention, but there’s a lot of hard work still ahead. There are an estimated 20 million struggling readers in our nation’s schools. There are also millions around the world seeking to become proficient in English. We have more than 100,000 schools in the country. There’s more need and more opportunity for growing in an improving K-12 funding environment with increased accountability requirements being placed on schools and school districts.

In the first quarter, we also made excellent progress on our second strategic goal, increasing the productivity of our direct sales organization while at the same time increasing our selling capacity. The key to higher sales productivity is closing large transactions. In the first quarter, we closed 10 transactions over $100,000, versus 4 in 2004. Two of the largest transactions were with the Orange County schools in Orlando, Florida and the Chicago Public Schools, with these orders totaling almost $1 million. This is an encouraging start to the year.

In 2004, we had 28 direct sales reps. We finished the first quarter with 35, and as of today, we have 40. This increased sales capacity with more marketing support focused not only on effective sales tools, but also lead generation and awareness campaigns, is driving significant increases in our operating expenses. For the past three years, our management team has been focused on tightly controlling expenses. However, I believe this is the right time to increase our spending to be sure we can take full advantage of an improving funding environment along with growing accountability demands requiring more immediate results. This environment is ideal for our unique reading intervention solution. We will continue to evaluate each spending decision and continue to aggressively eliminate the unnecessary costs.

Our third strategic goal is focused on continuing to build our scientific-based research differentiation. In the quarter, 12 more independent school district studies were published on Fast ForWord results. This brings the total for the past five quarters to 46 published studies. More than 200 efficacy studies have been published about Fast ForWord since the product was released in 1996. There also have been more than 600 articles published about Fast ForWord in the foundational neuroscience and cognitive research that led to the development of this application. Many of these articles have appeared in major peer-reviewed scientific journals.

One of the studies published in the quarter was on the efficacy of Fast ForWord to Reading 2 released in June, 2004. This randomized, controlled study was conducted by the Lancaster Public Schools in South Carolina. The results from a standardized reading test showed gains for the Fast ForWord experimental group of more than a half a standard deviation after approximately four weeks of use. These results were significantly higher than those achieved by the control group. These are encouraging outcomes for another product in the growing family of Fast ForWord solutions and demonstrate the unique impact that individual Fast ForWord products have on learning. We, of course, believe that a series of Fast ForWord products generally are required to get struggling readers to grade level proficiency and beyond.

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May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

I would emphasize again that these dramatic results can only be achieved when Fast ForWord is effectively and properly implemented and used. This requires adherence to the protocols and well-trained coaches to intervene with students as needed and to provide external motivation to keep the students on task and striving for improved performance. Recommended interventions are automatically flagged in our online diagnostic and tracking system, Progress Tracker. This unique system is designed to encourage timely intervention along with sharing up-to-date Best Practices on the most appropriate and effective student intervention strategies.

We’ve gotten 2005 off to a solid start. Our financial results now show the strong booked sales and cash generation performance that has been sustained over the past three years. We continue to make great progress on our key strategic objectives. We remain confident about booked sales for the year in the 15 to 25% range. However, this growth will come in the second half of the year. We anticipate the first half being down as we return to a more historical sales pattern in 2005 and our expanded sales capacity begins to take effect in the last half. Of course, the big effect of this expanded sales capacity will be seen in 2006 and 2007. Two other areas that will receive more attention over the course of 2005 are the review of potential strategic acquisition and more efforts in reaching the investment community with our story and strong results.

On the acquisition front, we will be looking for acquisitions that would broaden our reading intervention solution. From an investor relations perspective, we would obviously like to increase the activity level and liquidity of our stock.

Jane will provide you with more detail about the financial results as well as her perspective on these results in the business. She’ll also provide you with more detail on guidance for the year, as well as an initial look at 2006.

Jane?

Jane Freeman - Scientific Learning - SVP, CFO

Thank you, Bob.

For the first quarter, just to recap, sales increased 8% to $4.7 million, compared to $4.4 million in 2004. K-12 sales increased 6% to $4.2 million. This was consistent with our expectations for the first half and a normal seasonal pattern. We had ten sales over $100,000 compared to four in the previous year and about 83% of our sales were made to existing customers. This was also consistent with our past experience.

Our business outside of K-12 totaled approximately $500,000 and was strong, increasing 28% year-over-year. This portion of our business is benefiting from a stronger economy, the availability of Gateway single user licenses, because they’ve been using the old product suite, and should do well this year overall because these customers can now access a broader suite of products, including our full Fast ForWord to Reading line.

Revenue increased 46% to $10.2 million. As most of you know, we made a pricing change in the fourth quarter, which required us to begin recognizing revenue for sales of perpetual licenses on an upfront basis. The first quarter benefited both from this change and from the large amount of deferred revenue scheduled to be recognized from sales made in previous quarters. Because we now recognize more of our software sales upfront, product revenue rose faster than total revenue and increased 49% to 7.8 million.

Service and support revenue group 36% to $2.4 million. Gross margins improved from 78% in the first quarter of 2004 to 82%. The largest factor was an increase in service and support gross margins from 31 to 44%. This represented both leverage on fixed costs and somewhat of a mismatch between revenue and expenses. Much of training revenue has been recognized ratably, post-restatement, while trading actively and costs are actually seasonal. Q1 is a relatively low period for training. Margins also improved due to a higher percentage of software in the revenue mix.

Operating expenses increased 26% to $7.2 million. The most significant increase, almost $1 million, was in sales and marketing, due to the higher number of salespeople and higher marketing spending.

G&A also increased substantially, primarily due to accounting related expenses. Our accounting fees increased $156,000 year-over-year in the first quarter. We also have added additional accounting staff and had some temporary employees in the push, as Bob mentioned, to get done on time.

Operating income was $1.2 million compared to a loss of $246,000 in the first quarter of last year. Interest income was $85,000 compared to interest expense of $79,000 last year. We accrued taxes at a 2% rate and reported net income of $1.3 million compared to a loss of $290,000 last year. Basic earnings per share were $0.08 and fully diluted earnings per share were $0.07, compared to a loss of $0.02 for both of them last year.

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May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

During our review of the quarter, we discovered that we had misclassified some current deferred revenue on our balance sheet as long-term. The error was primarily related to one contract and the mistake occurred during the restatement process as we were adjusting revenue to Excel spreadsheets. The error was discovered as we were replacing the data into our -- (technical difficulty) -- accounting system. There was no effect on total deferred revenue or on revenue. The effect of the reclassification on the year-end balance sheet was to move $4.9 million to current deferred. We’ve given you adjusted numbers for the June, September and December quarters last year on the Investor Information section of our website as supplementary information.

As Bob said, we are completely committed to providing accurate, timely financial information to our shareholders. In order to achieve this, we’ve added additional accounting staff and have changed a number of processes and procedures in order to meet these commitments. These are needed due to the increasing complexity of revenue-recognition requirements and the increasing size of our business. For the first time since last fall, we expect the June quarter to occur on a normal closing cycle. We appreciate your support through this process and expect to eliminate our material weakness in internal control by the end of this year.

Deferred revenue totaled $20.3 million at the end of the quarter, an increase of 20% compared to $16.9 million last year. Accounts Receivable were $3.7 million compared to $4.5 million at the end of March in 2004. DSOs were 70 days compared to 94 days last year. We used a little more cash in Q1 this year that last year, $3.6 million compared to $3.2 million. This is a normal seasonal event since Q1 is a light sales period. Cash at the end of the period was $6.8 million. Last year at the end of the quarter, we had $3.1 million in cash and were $2.6 million in debt.

Turning to the outlook, there’s no change in our guidance for booked sales for 2005, $44 to $47 million, an increase of about 15 to 25%. As previously discussed, we have very tough comparisons in the second quarter and first half. Last year’s sales increased 64% in the second quarter, as we booked $6 million from Philadelphia, and we do not expect that we will reach the $18 million mark in sales in the second quarter of 2005. We are raising our revenue guidance for the year by $2 million to 48 to 51 million. This is an adjustment for the reclassification for current deferred revenue, some of which had previously been in our guidance. Including our expense guidance of $1.5 million in option expense in case we choose early compliance (indiscernible) 123R, we’ve also included an estimate for SOX 404 compliance with the expectation that we might not need to comply and therefore have some excess funding in the second half. We now expect that most of that variance will be absorbed by higher accounting fees as we move toward eliminating our material weakness in control. We are increasing our net income estimates and guidance by $1.7 million to the range of $7.9 to $8.5 million. Basic earnings per share expected to be in the range of $0.47 to $0.50, and fully diluted EPS in the range in $0.43 to $0.46. We expect to have 6 to $7 million in cash flow from operating activity.

With the change in the revenue recognition for perpetual licenses, it has become more challenging to predict revenue and profit on a short-term basis. So for the time being, we will no longer be giving specific revenue and profit guidance for individual quarters.

Sales of last year’s second quarter of $18.2 million included $6 million from Philadelphia, and overall K-12 sales increased 75% last year. On an apples-to-apples basis, you might recall that we had a large sale to Philadelphia in the second quarter of 2003 as well. K-12 sales last year were up 46% in the second quarter. We do not have any sales of the magnitude of Philadelphia projected for Q2 and as a result expect Q2 sales to be down year-over-year, but to show positive underlying trends.

The second trenche of the Philadelphia contract will actually be recognized as a sale in the third quarter this year, because that’s the time when their support and service agreements renew. Revenue growth is expected to be very strong in the second quarter. We will recognize about 7.9 million of revenue from our deferred revenue balance at the end of March. This revenue is higher than the total revenue for the second quarter last year.

Some of the things that affect revenue in the quarter include the mix of license types that we sell and the sales of new products that are not yet available for shipment. Perpetual licenses typically are recognized up front and term licenses are recognized over the life of the agreement. In the second quarter, we typically sell a substantial amount of summer school licenses, which are term-based.

In addition, we must defer all revenue from transactions that include new products which haven’t shipped. So we have revenues in the second quarter expected that include Language Basics and Reading Prep, and we expect to defer revenue from sales, which include Fast ForWord to Reading 5, into the third quarter. As Bob mentioned, both Fast ForWord to Reading Prep and Fast ForWord Language Basics are on track for shipment in June, 2005. Overall, we expect revenue in the second quarter to rise substantially from the $7.5 million reported for the second quarter of 2004 but to be less than total sales for the quarter.

Gross margins are expected to improve sequentially, due to a higher proportion of software in the revenue mix. Operating expenses will rise, both sequentially and at a higher rate year-over-year than in the first quarter. The biggest impact will be because of the higher accrued commission

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May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

level compared to last year on the higher sales and revenue base. Because of the higher revenue and improved gross margins, we expect to report a substantial profit in the second quarter, larger than the first quarter and compared to a loss in the second quarter of 2004.

Turning to 2006, because 2005 reported results include crosscurrents from both our new and old ways of recognizing revenue, we have decided to provide some general guidance on 2006 results, which should be a more normal year. With an expanded and fully trained sales force, we expect sales next year to grow in the 20 to 30% range. Revenue will grow more slowly, 10 to 15%, and we expect that revenue in 2006 will be below our booked sales number. We expect to have operating profit, after expensing stock options, of 15 to 17%.

Now, I’d like to turn the call back over to Bob.

Robert Bowen - Scientific Learning - Chairman, CEO

Thank you, Jane.

The first quarter was a solid start to 2005. Booked sales were in line with expectations for the first half. Revenues are at record levels. Margins continue to improve, and profits now reflect the strong booked sales we’ve been sustaining for more than three years with increasing cash flow and no debt. Our sales pipelines are at record levels and building monthly. We have increased our sales and marketing capacity at the right time and in line with an improving K-12 funding environment and with increasing accountability demands being placed on the nation’s schools. Our implementation effectiveness continues to improve and awareness of Fast ForWord software and this unique solution capacity quickly alter achievement performance of struggling readers of every age and grade is growing. We completed our second annual customer conference with record attendance and have 300 participants returning to their districts with a renewed enthusiasm and commitment for getting the most from Fast ForWord implementation, as well as a broader understanding of this unique intervention.

We have also initiated a local customer conference with excellent attendance and participation. We completed our annual Visionary Conference focused on our clinicians. We continue to make progress in building our reading intervention product line and are preparing to release three more products this year. Twelve more independent school districts’ research studies were published in the quarter. These studies show significant results when you use the Fast ForWord with a wide variety of struggling readers and students of all ages and grade levels.

Finally, we are pleased that our mission and unique product offering and results are attracting top talent to Scientific Learning. We are confident 2005 will be another strong year for the business.

We will now be glad to take questions, operator.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Kirsten Edwards of ThinkEquity Partners.

Kirsten Edwards - ThinkEquity Partners - Analyst

Great job, guys! Bob, did you say you have 40 sales reps now?

Robert Bowen - Scientific Learning - Chairman, CEO

Yes, we have 40 direct sales reps as of today. We ended the first quarter, with 35. Since then, we’ve added 5 more, so we have 40 full-time direct sales reps in the field.

Kirsten Edwards - ThinkEquity Partners - Analyst

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May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

That is great. Does that change your guidance for having an average of 37 reps for the year-end?

Robert Bowen - Scientific Learning - Chairman, CEO

No, because we’re still being cautious about the normal kind of turnover. If I recall, I said we have always aimed for approximately 30, and we usually come in at about 28 with the normal turning of a sales organization, that is, people who aren’t a fit with the organization. So, with the 40 that we currently have, we’ll end up with approximately 37, even though we are hiring to the 40, 42 level.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. Is there any type of seasonality in hiring reps, or is it just purely opportunity-dependent?

Robert Bowen - Scientific Learning - Chairman, CEO

It’s more dependent on the recruitment effort, which we’ve been working very hard at. Some of it is opportunistic. This is a tight industry and people watch where momentum is and who is growing, and obviously sales reps do very well when there’s growth. In addition, many of our sales reps have been in the business a long time and have dealt with this problem of struggling readers. They love working with a new and unique product, especially a product that produces real results. So, people are coming to us with the desire to join our company.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. In that 20 to 30% growth guidance for ‘06 booked sales, is there any assumption of increased productivity in your sales force? I know it increased from 1.1 in ‘03 to 1.3 million in ‘04. Is there anything written in there?

Robert Bowen - Scientific Learning - Chairman, CEO

In 2006 or 2005?

Kirsten Edwards - ThinkEquity Partners - Analyst

Right, in the ‘06 guidance?

Robert Bowen - Scientific Learning - Chairman, CEO

In the ‘06 guidance, yes, there will be productivity built in. I’ll be honest with you; we’ve not finely tuned that. Where the big productivity kicks come is in your more experienced people. There is a pickup when people go into their second year. When we get these big jumps in the third year, that’s when they can go for these much larger deals. So you can see, in the second year, they close more deals over 100,000 but in the third year is when they can get a big school district to go towards more district-wide implementation. But there will be productivity built in, even in the current year, for our experienced reps. There is productivity built in, but that’s being balanced off a little bit by these new people joining us.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. So would it be fair to assume that that real kick in productivity won’t come until 2007?

Robert Bowen - Scientific Learning - Chairman, CEO

There will be a nice pickup in 2006 and then a big pickup in 2007. This is due to salespeople joining the company now and others who will be moving into their third year of experience.

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May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

Kirsten Edwards - ThinkEquity Partners - Analyst

Great. Okay, thanks. I will pass it on.

Operator

(OPERATOR INSTRUCTIONS). There are no further questions. I’m sorry, sir, there’s one question from Jeff Nixon (ph) of MCM (ph).

Jeff Nixon - MCM (ph) - Analyst

Good afternoon. I just was wondering, with the reading programs that your company is now rolling out, how many of the schools who have Language or Language to Reading have actually purchased a reading program?

Robert Bowen - Scientific Learning - Chairman, CEO

I believe that number is 30%, and our goal is approximately 50%. It takes awhile to build out the full product line. We had Fast ForWord to Reading 3, and then we introduced 4, and then we introduced 1 and 2, and now we’re introducing three more.

Jeff Nixon - MCM (ph) - Analyst

Was not having a full product line you think an impediment?

Robert Bowen - Scientific Learning - Chairman, CEO

It might have been a small impediment but it didn’t hurt the sale of Language and Language to Reading. In order to get people to think about the comprehensive use of the kind of the reading fluency area, you need to be able to provide a broader span for them. It is natural for people to come into our K-12 solution, so I think it will help in the reading family. I don’t think it hurt Language and Language to Reading.

Jeff Nixon - MCM (ph) - Analyst

Then am I right that you are positioning those reading programs as kind of between Language to Reading, like the Waterfords of the world? So you’re not really going head-to-head with the more regular reading programs?

Robert Bowen - Scientific Learning - Chairman, CEO

That is correct. Our primary goal is to continue to build these underlying cognitive skills of attention, working memory, processing speed, and sequencing. We’re doing that now, though, in the context of reading skills. So we started out working those underlying cognitive skills in the context of language skills and then a combination of language and reading, and then reading.

There is a secondary goal and that is to build fluency, but we are not providing basic reading strategy or reading instruction. They are learning it experientially. Our assumption remains that they will be getting regular reading instruction. What we’re really doing is building these cognitive skills and reading fluency, which is part of the Reading First initiative which calls for reading fluency in addition to these fundamental reading skills.

Jeff Nixon - MCM (ph) - Analyst

Okay. Then lastly, you mentioned on the last call and I spoke to you about this more recently, the four months versus the nine months at Philadelphia.

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FINAL TRANSCRIPT

May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

Robert Bowen - Scientific Learning - Chairman, CEO

Yes!

Jeff Nixon - MCM (ph) - Analyst

Over a six-month period, what program was that that they took?

Robert Bowen - Scientific Learning - Chairman, CEO

Those students used Fast ForWord Language and Fast ForWord Language to Reading. Some of the students had a little experience with one of our Reading products; more than likely Reading 3 or Reading 4.

Jeff Nixon - MCM (ph) - Analyst

So they ran through Language and Language to Reading in eight weeks?

Robert Bowen - Scientific Learning - Chairman, CEO

That is correct. Most of the students completed Language and Language to Reading.

Jeff Nixon - MCM (ph) - Analyst

Okay, great. Thanks.

Operator

A follow-up question from Kirsten Edwards of ThinkEquity Partners.

Kirsten Edwards - ThinkEquity Partners - Analyst

Again, you mentioned the contracts from Chicago in the quarter. Was that their first contract for you guys?

Robert Bowen - Scientific Learning - Chairman, CEO

No, Kirsten. We’ve been receiving regular orders over the past several years from Chicago. We just haven’t received a mammoth order from Chicago that would equal Philadelphia. But we’ve been receiving very nice orders from the Chicago Schools. And as we mentioned, 40 participants from the Chicago Public Schools attended our customer conference, so we really have growing momentum in the Chicago Public Schools. We’re just picking up these orders over the course of the year rather than in one big order.

Kirsten Edwards - ThinkEquity Partners - Analyst

Does the Q1 order represent a normal deal with Chicago, or is that slightly larger?

Robert Bowen - Scientific Learning - Chairman, CEO

I would say it was a pretty typical order from Chicago. Their orders tend to be in excess of $300,000 or so.

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FINAL TRANSCRIPT

May. 31. 2005 / 2:00PM, SCIL - Q1 2005 Scientific Learning Earnings Conference Call

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. Do you know if they are using the product for the more mainstream struggling readers?

Robert Bowen - Scientific Learning - Chairman, CEO

They actually have a whole variety of users. They are focused on struggling readers, but they also include level 1, level 2, and some Basic students. They are using the product for children who are way behind as well as children who are what we refer to as bubble kids; they are just slightly behind and not quite sure they’re going to meet those standards or not. They use it as a way to make sure those kids are ready for the state reading exams.

Kirsten Edwards - ThinkEquity Partners - Analyst

Okay, great. Thanks.

Operator

Sir, you have no further questions. I will now hand it back to you for closing remarks.

Robert Bowen - Scientific Learning - Chairman, CEO

Thanks, Operator.

Again, we appreciate everyone taking the time. I would mention that Jane and I will be available the rest of the day if there are any specific follow-up questions that we’ve not covered here. Again, we are pleased with the start here and feel good about the year, and we appreciate your interest and support for Scientific Learning. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude your program. Have a wonderful day.

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Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	First Quarter		Year Ended December 31,
	2004	2005	2004	2005 Estimated Range
Booked Sales	$4,390	$4,727	$37,260	$44,000	$47,000
Less Revenue	7,036	10,245	30,976	48,000	51,000

Net (Decrease) increase in current and long-term deferred	$(2,646)	$(5,518)	$6,284	$(4,000)	$(4,000)

Beginning balance in current and long-term deferred	19,500	25,784	19,500	25,784	25,784
Ending balance in current and long-term deferred	$16,854	$20,266	$25,784	$21,784	$21,784

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a better indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

The information included above for the 2005 full year is a projection, subject to the safe harbor created by Section 27A of the federal securities law. This projection is subject to substantial risks and uncertainties. Actual results may differ materially as a result of many factors, including but not limited to: general economic conditions; the extent of acceptance and purchase of the Company’s products by target customers; seasonality and sales cycles in Scientific Learning’s markets; competition; availability of funding to purchase the Company’s products and generally available to schools; the extent to which the Company’s marketing, sales and implementation strategies are successful; the Company’s ability to continue to demonstrate the efficacy of its products, which depends on how the programs are administered, the demography of participants and other factors; the Company’s ability to recruit and retain key personnel; the Company’s ability to timely execute its new product development strategies; pricing pressures; and other risks detailed in the Company’s SEC reports.

Scientific Learning Corporation
Supplemental Information

Restated Balance Sheet Information

$s in thousands

	Quarter Ended
	June 30, 2004	September 30, 2004	December 31, 2004
Current deferred revenue	$19,946	$19,498	$19,981
Long-term defered revenue	7,592	6,227	5,803

Total deferred revenue	$27,538	$25,725	$25,784